Exhibit 4.92

Deutsche Bank Securities Inc.

60 Wall Street, 3rd Floor

New York, New York 10005

December 18, 2013

BY FAX

G.E. Bairactaris & Partners

130 Kolokotroni Street

Piraeus 185-36, GREECE

Attn: Evangelos Bairactaris

Fax: +332104284626/627

BY FAX & EMAIL

Sullivan & Cromwell LLP

125 Broad Street, New York, NY 10004-2498

Attn: Michael H. Torkin & Alexa J. Kranzley

Fax: (212) 558-3588

Email: Torkinm@sullcrom.com; Kranzleya@sullcrom.com

Re:	Settlement Notice and Refund Modification

Reference is made to (i) the Assignment of Claim Agreement (the “Wind Dancer Agreement”) dated as of June 24, 2013 among Capital Product Partners L.P. (“CPLP”), Wind Dancer Shipping Inc. (“Wind Dancer”), and Deutsche Bank Securities Inc. (“DB”); (ii) the Assignment of Claim Agreement (the “Sorrel Shipmanagement Agreement”) dated as of June 24, 2013 among CPLP, Sorrel Shipmanagement Inc. (“Sorrel”), and DB; and (iii) the Assignment of Claim Agreement (the “Belerion Maritime Agreement”; together with the Wind Dancer Agreement and the Sorrel Shipmanagement Agreement, and together with all documents annexed to each such agreements, are collectively referred to as the “Agreements”) dated as of June 24, 2013 among CPLP, Belerion Maritime Co. (“Belerion”; together with Wind Dancer and Sorrel, collectively the “Sellers”), and DB. Capitalized terms used but not defined herein shall have the meanings ascribed to those terms in the Agreements.

Each of the undersigned parties agrees as follows:

1)

Pursuant to Section 13(e) of each of the Agreements, the Sellers and CPLP hereby consent to DB settling the three Rejection Claims for an aggregate amount that is less than the aggregate Settlement Limit (for the avoidance of doubt, the aggregate Settlement Limit is $48,275,000.00);

2)

Notwithstanding section 6(a)(ii) of each Agreement, upon Allowance of the three Rejection Claims in an aggregate amount that is less than $43,250,000.00, the maximum aggregate amount that shall be refunded and due and owing to DB in connection with the Agreements is $643,750.00; and

3)

If DB is entitled to a refund under the Agreements (as revised by paragraph 2 above), Sellers or CPLP on the Sellers’ behalf, shall pay such amount to DB not later than the second (2nd) Business Day following Allowance of the three Rejection Claims.

G.E. Bairactaris & Partners

Sullivan & Cromwell LLP

December 18, 2013

DB hereby represents to each Seller and CPLP that it has (a) not assigned, hypothecated, sold, conveyed, pledged or otherwise transferred to anyone any interest in any of the Agreements or any Transferred Rights or any proceeds therefrom, and (b) the full power and authority to execute and deliver this agreement. CPLP and each Seller each represent to DB that each of them has the full power and authority to execute and deliver this agreement.

—signature page to follow—

G.E. Bairactaris & Partners

Sullivan & Cromwell LLP

December 18, 2013

Sincerely,

Deutsche Bank Securities Inc.

			By:	/s/ Shawn Faurot

				Name:	Shawn Faurot
				Title:	Managing Director

			By:	/s/ Joanne Adkins

				Name:	Joanne Adkins
				Title:	Managing Director

AGREED TO:

Capital Product Partners L.P.

By:	/s/ Evangelos Bairactaris		/s/ Ioannis Lazaridis

	Name:	Evangelos Bairactaris	IOANNIS LAZARIDIS
	Title:	Secretary of CAPITAL GP L.L.C., the general Partner of Capital Product Partners L.P.	CEO & CFO Capital Product Partners LP

Wind Dancer Shipping Inc.

By:	/s/ Evangelos Bairactaris

	Name:	Evangelos Bairactaris
	Title:	Sole Director

Sorrel Shipmanagement Inc.

By:	/s/ Evangelos Bairactaris

	Name:	Evangelos Bairactaris
	Title:	Sole Director

Belerion Maritime Co.

By:	/s/ Evangelos Bairactaris

	Name:	Evangelos Bairactaris
	Title:	Sole Director